Exhibit 5.10

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Kentucky, the State of Mississippi, the Commonwealth of Virginia, and the State of West Virginia, (individually, a “State” and collectively, the “States”) to the entities listed on the attached Schedule A (individually, a “Guarantor” and collectively, the “Guarantors”) in connection with the S-4 Registration Statement (the “Registration Statement”) relating to the issuance of up to $1,100,000 aggregate principal amount of Senior Notes due 2021, (the “Exchange Notes”), as well as the issuance of guarantees of the Exchange Notes by the Guarantors.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture dated as of December 6, 2013, as amended, supplemented, waived, or otherwise modified from time to time (the “Indenture”), by and among Lifepoint Hospitals, Inc. (the “Issuer”), the Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and certain subsidiaries of the Issuer as guarantors, including, but not limited to, the Guarantors.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a)                                 the Indenture;

(b)                                 the “Action by Unanimous Written Consent in Lieu of Meeting of the Board of each of the Corporations Listed on Annex I Hereto on November 18, 2013” (the “2013 Corporation Resolutions”);

(c)                                  the “Action by Unanimous Written Consent in Lieu of Meeting of the Members of each of the Limited Liability Companies Listed on Annex I Hereto on November 18, 2013” (the “2013 LLC Resolutions” which, together with the 2013 Corporation Resolutions, shall be the “2013 Resolutions”);

(d)                                 the “Action by Unanimous Written Consent in Lieu of Meeting of the Board of each of the Corporations Listed on Annex I Hereto on April 30, 2014” (the “2014 Corporation Resolutions”); and

(e)                                  the “Action by Unanimous Written Consent in Lieu of Meeting of the Members of each of the Limited Liability Companies Listed on Annex I Hereto on April 30, 2014” (the “2014 LLC Resolutions” which, together with the 2014 Corporation Resolutions, shall be the “2014 Resolutions” herein; further, the 2013 Resolutions and the 2014 Resolutions shall collectively be the “Resolutions” ); and

(f)                                   the Articles of Organization, Articles of Incorporation, Operating Agreements and Bylaws, as applicable, of the Guarantors (the “Governance Documents”).

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents, and have made such other investigations, as we have deemed necessary for the purpose of this opinion.  We have also reviewed and relied upon such certificates of each applicable Guarantor as to factual matters, certificates of public officials and other instruments, documents and agreements as we have deemed necessary or appropriate to enable us to render the opinions set forth below.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals, and (c) the due authorization, execution and delivery of all Documents by all appropriate parties and the validity and binding effect thereof.

We express no opinion to the extent that any Documents may be impacted by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally; (ii) the exercise of judicial discretion or general principles of equity, whether considered in a proceeding at law or in equity, or public policy, including applicable securities law; (iii) restrictions on the assignment of benefits payable under any governmental health care program; (iv) standards relating to privacy and confidentiality of patient information; and/or (v) standards relating to fraud and forgery.

As to factual matters, we have relied upon warranties and representations made by each applicable Grantor that are included in the Documents and certificates of officers of each applicable Grantor.  Whenever the phrase “to our knowledge” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of each applicable Grantor in this transaction without independent investigation.

Subject to the foregoing assumptions, we are of the opinion that:

1.              Each of the Guarantors is validly existing under the laws of the State so indicated for the respective Guarantor on Schedule A;

2.              Each of the Guarantors has the requisite power and authority to execute and deliver and to perform its obligations under the Indenture and to guarantee the guaranteed obligations under the Indenture; and

3.              Each of the Guarantors has taken all necessary action to duly authorize the execution, delivery and performance of the Indenture and to guarantee the guaranteed obligations under the Indenture.

We express no opinion as to matters under or involving the laws of any jurisdiction other than laws of the United States and the State and its political subdivisions.  To the extent the laws of any other state or nation apply with respect to any of the transactions contemplated herein, we have assumed that the laws of such other state or nation are the same as the laws of the States in all applicable respects.  We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in the State exercising customary professional diligence would reasonably recognize as being directly applicable to each applicable Guarantor and Documents or any of them.

In rendering the opinions set forth above, we have advised you only as to such knowledge as we have obtained from (a) the certificates of each applicable Guarantor; and (b) inquiries of officers and employees of each applicable Guarantor.  Except to the extent otherwise expressly set forth above, for purposes of this opinion, we have not made an independent review of any agreements, instruments, writs, orders, judgments, rules or other regulations or decrees which may have been executed by or which may now be binding upon any Guarantor, nor have we undertaken to review our internal files or any files of any Grantor, relating to transactions to which any Guarantor may be a party, or to discuss their transactions or business with any other lawyers in our firm or with any other officers, partners or any employees of any Guarantor.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Hancock, Daniel, Johnson & Nagle, P.C.

HANCOCK, DANIEL, JOHNSON & NAGLE, P.C

Schedule A

Guarantors

Guarantors validly existing under the laws of the Commonwealth of Kentucky:

Kentucky Physician Services, Inc.

Buffalo Trace Radiation Oncology Associates, LLC

Guarantors validly existing under the laws of the State of Mississippi:

PHC-Cleveland, Inc.

Guarantors validly existing under the laws of the Commonwealth of Virginia:

Clinch Valley Medical Center, Inc.

PHC-Martinsville, Inc.

Clinch Valley Physician Associates, LLC

Clinch Valley Pulmonology, LLC

Clinch Valley Urology, LLC

Memorial Hospital of Martinsville & Henry County Ambulatory Surgery Center, LLC

Orthopedics of Southwest Virginia, LLC

Guarantors validly existing under the laws of the State of West Virginia:

West Virginia Management Services Organization, Inc.

Zone, Inc.

Raleigh General Hospital, LLC